AMENDMENT NO. 2 TO BYLAWS
OF
ENERGY & ENGINE TECHNOLOGY CORPORATION

This Amendment No. 2 to the Bylaws ("Bylaws")of Energy & Engine Technology Corporation (the "Corporation") hereby amends its Bylaws as follows:

Section 2.2 of the Corporation’s Bylaws is hereby amended by deleting it in its entirety and replacing it with the following:

“Special meetings of the shareholders, for any purpose or purposes described in the notice of meeting, may be called only by (i) shareholders holding a majority of the outstanding shares of Common Stock of the Corporation; (ii) a majority of the Directors of the Corporation’s Board of Directors; (iii) the Chairman of the Board of the Corporation; or (iv) the President of the Corporation.”

The Corporation’s Bylaws are hereby amended by adding a new Section 2.18 which shall read as follows:

“Notice by Shareholders. With respect to (i) any business sought to be brought before an Annual Meeting of Shareholders of the Corporation or (ii) a nomination of a Director at any Annual or Special Meeting of Shareholders at which an election of Directors is to take place, in either case by a Shareholder of the Corporation, such Shareholder must provide notice to the Corporation and each other Shareholder thereof within 10 business days of the date on which the Corporation or another Shareholder sends to the Shareholders of the Corporation written notice of such Annual or Special Meeting. Such Notice shall contain, at a minimum: (i) the Shareholder’s name and mailing address; (ii) the date, time and place of the Meeting (and type) to which the Notice applies; (iii) the nature of the matter (and for an election of Director(s), the identity and qualifications of said Director(s); and (iv) any other information required to ensure that Shareholders entitled to vote on such matter have a clear understanding of the ramifications thereof”.

Section 3.10 of the Corporation’s Bylaws is hereby amended by deleting the second sentence thereof and replacing it with the following:

“Such removal shall be solely with cause. For purposes of this Section 3.10, “with cause” shall mean (i) the Director's conviction for the commission of any act or acts constituting a felony under the laws of the United States or any state thereof or the breach of any securities law or regulation, (ii) action by the Director toward the Corporation involving dishonesty (other than good faith expense account disputes), (iii) the Director's refusal to abide by or follow written directions of the Board of Directors, (iv) the Director's gross nonfeasance which does not cease within ten (10) business days after notice regarding such nonfeasance has been given to the Executive by the Corporation; and (v) the material breach of any written agreement between the Director (acting in any capacity) and the Corporation or any written policy or policy regarding confidentiality or noncompetition, whether verbal or written, of the Corporation.”.

Except as amended hereby, the original Bylaws shall remain in full force and effect as if fully stated herein.
CERTIFICATE OF THE SECRETARY

I hereby certify that I am the Secretary of the Corporation and that the forgoing Amendment No. 1 to the Bylaws, with the original Bylaws, constitutes the code of the Corporation as duly adopted by the Board of Directors of the Corporation on this 3rd day of June, 2005.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 3rd day of June, 2005.

/s/ Jolie G. Kahn, Secretary

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